EXHIBIT 99.4
EXPLANATORY NOTE
On May 28, 2020, Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), closed on a Purchase Agreement (the “Purchase Agreement”) with affiliates of Energy Capital Partners II, LLC, a Delaware limited liability company (“ECP”) to acquire all the outstanding limited liability company interests of Summit Midstream Partners, LLC, a Delaware limited liability company (“Summit Investments”). We refer to the transactions contemplated by the Purchase Agreement as the “GP
Buy-In
Transaction.”
The May 2020 acquisition of Summit Investments was a transaction between entities under common control. As a result, the Partnership recast its financial statements for the period that the entities were under common control by Summit Investments to retrospectively reflect the May 2020 acquisition. Under GAAP, the GP
Buy-In
Transaction was deemed a transaction among entities under common control with a change in reporting entity. Although the Partnership is the surviving entity for legal purposes, Summit Investments is the surviving entity for accounting purposes; therefore, the historical financial results of the Partnership prior to the GP
Buy-In
Transaction presented below are those of Summit Investments. Prior to the GP
Buy-In
Transaction, Summit Investments controlled the Partnership and the Partnership’s financial statements were consolidated into Summit Investments.
The information in this Item 1. Financial Statements includes periods prior to the GP
Buy-In
Transaction. Consequently, the Partnership’s consolidated financial statements have been retrospectively recast for all periods presented in order to present the financial results of the surviving entity for accounting purposes.

EX 99.4-1

Item 1.	Financial Statements.
SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(In thousands, except unit amounts)
Assets
Current assets:
Cash and cash equivalents	$73,324	$9,530
Restricted cash	4,057	27,392
Accounts receivable	78,948	97,418
Other current assets	4,471	5,521

Total current assets	160,800	139,861
Property, plant and equipment, net	1,870,083	1,882,489
Intangible assets, net	224,076	232,278
Investment in equity method investees	363,578	309,728
Other noncurrent assets	7,760	9,742

Total assets	$2,626,297	$2,574,098

Liabilities and Capital
Current liabilities:
Trade accounts payable	$22,307	$24,415
Accrued expenses	11,201	11,339
Deferred revenue	14,318	13,493
Ad valorem taxes payable	3,696	8,477
Accrued interest	15,405	12,346
Accrued environmental remediation	2,016	1,725
Other current liabilities	8,686	12,206
Current portion of long-term debt	7,800	5,546

Total current liabilities	85,429	89,547
Long-term debt	1,641,065	1,622,279
Noncurrent deferred revenue	43,045	38,709
Noncurrent accrued environmental remediation	2,618	2,926
Other noncurrent liabilities	8,044	7,951

Total liabilities	1,780,201	1,761,412
Commitments and contingencies (Note 15)
Mezzanine Capital
Subsidiary Series A Preferred Units (66,002 units issued and outstanding at March 31, 2020 and 30,058 units issued and outstanding at December 31, 2019)	62,341	27,450
Partners’ Capital
Series A Preferred Units (300,000 units issued and outstanding at March 31, 2020 and December 31, 2019)	300,741	293,616
Common limited partner capital	300,801	305,550
Noncontrolling interest	182,213	186,070

Total partners’ capital	783,755	785,236

Total liabilities, mezzanine capital and partners’ capital	$2,626,297	$2,574,098

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EX 99.4-2

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2020	2019
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$83,792	$86,964
Natural gas, NGLs and condensate sales	13,780	37,928
Other revenues	7,331	6,516

Total revenues	104,903	131,408

Costs and expenses:
Cost of natural gas and NGLs	8,225	31,759
Operation and maintenance	21,811	24,222
General and administrative	16,561	18,385
Depreciation and amortization	29,666	27,764
Transaction costs	11	2,337
Loss (gain) on asset sales, net	115	(961)
Long-lived asset impairment	3,821	44,951

Total costs and expenses	80,210	148,457

Other (expense) income	(427)	209
Interest expense	(23,828)	(22,742)

Income (loss) before income taxes and income (loss) from equity method investees	438	(39,582)
Income tax benefit (expense)	13	(257)
Income (loss) from equity method investees	3,311	(441)

Net income (loss)	$3,762	$(40,280)

Less:
Net loss attributable to noncontrolling interest	(1,881)	(25,570)

Net income (loss) attributable to limited partners	5,643	(14,710)
Net income attributable to Series A Preferred Units	7,125	7,125
Net income attributable to Subsidiary Series A Preferred Units	945	—

Net loss attributable to common limited partners	$(2,427)	$(21,835)

Loss per limited partner unit:
Common unit – basic	$(0.05)	$(0.48)
Common unit – diluted	$(0.05)	$(0.48)
Weighted-average limited partner units outstanding:
Common units – basic	45,319	45,319
Common units – diluted	45,319	45,319
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EX 99.4-3

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

	Noncontrolling Interest
	Series A Preferred Units	Common Noncontrolling Interests (1)	Partners’ Capital	Total
	(In thousands)
Partners’ capital, January 1, 2020	$293,616	$186,070	$305,550	$785,236
Net income (loss)	7,125	(1,881)	(2,427)	2,817
Net cash distributions to SMLP unitholders	—	(6,037)	—	(6,037)
Unit-based compensation	—	2,723	—	2,723
Effect of common unit issuances under SMLP LTIP	—	2,322	(2,322)	—
Tax withholdings and associated payments on vested SMLP LTIP awards	—	(984)	—	(984)

Partners’ capital, March 31, 2020	$300,741	$182,213	$300,801	$783,755

	Noncontrolling Interest
	Series A Preferred Units	Common Noncontrolling Interests (1)	Partners’ Capital	Total
	(In thousands)
Partners’ capital, January 1, 2019	$293,616	$554,472	$543,479	$1,391,567
Net income (loss)	7,125	(25,570)	(21,835)	(40,280)
Net cash distributions to SMLP unitholders	—	(27,374)	—	(27,374)
Unit-based compensation	—	2,526	—	2,526
Effect of common unit issuances under SMLP LTIP	—	2,387	(2,387)	—
Tax withholdings and associated payments on vested SMLP LTIP awards	—	(2,524)	—	(2,524)
Conversion of noncontrolling interest related to cancellation of subsidiary incentive distribution rights	—	(48,203)	48,203	—

Partners’ capital, March 31, 2019	$300,741	$455,714	$567,460	$1,323,915

(1)	Prior to the GP Buy-In Transaction, common noncontrolling interests reported by Summit Investments included equity interests in SMLP that were not owned by Summit Investments.
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EX 99.4-4

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	March 31,
	2020	2019
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$3,762	$(40,280)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,900	28,153
Noncash lease expense	473	765
Amortization of debt issuance costs	1,582	1,549
Unit-based and noncash compensation	2,723	2,526
(Income) loss from equity method investees	(3,311)	441
Distributions from equity method investees	7,494	8,583
Loss (gain) on asset sales, net	115	(961)
Long-lived asset impairment	3,821	44,951
Changes in operating assets and liabilities:
Accounts receivable	18,470	4,675
Trade accounts payable	3,973	274
Accrued expenses	(138)	(1,274)
Deferred revenue, net	5,161	2,323
Ad valorem taxes payable	(4,781)	(6,184)
Accrued interest	3,059	3,153
Accrued environmental remediation, net	(17)	(548)
Other, net	(2,085)	(2,953)

Net cash provided by operating activities	70,201	45,193

Cash flows from investing activities:
Capital expenditures	(18,583)	(60,848)
Proceeds from asset sale (net of cash of $1,475 for the period ended March 31, 2019)	—	89,461
Investment in equity method investee	(58,033)	—
Other, net	217	(120)

Net cash (used in) provided by investing activities	(76,399)	28,493

EX 99.4-5

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

	March 31,
	2020	2019
	(In thousands)
Cash flows from financing activities:
Net cash Distributions to noncontrolling interest SMLP unitholders	(6,037)	(27,374)
Borrowings under Revolving Credit Facility	55,000	69,000
Repayments under Revolving Credit Facility	(34,000)	(101,000)
Repayments under SMP Holdings term loan	(750)	(12,250)
Debt issuance costs	(101)	(179)
Proceeds from issuance of Series A preferred units, net of costs	33,946	—
Other, net	(1,401)	(2,968)

Net cash provided by (used in) financing activities	46,657	(74,771)

Net change in cash, cash equivalents and restricted cash	40,459	(1,085)
Cash, cash equivalents and restricted cash, beginning of period	36,922	16,173

Cash, cash equivalents and restricted cash, end of period (1)	$77,381	$15,088

Supplemental cash flow disclosures:
Cash interest paid	$19,660	$19,932
Less capitalized interest	491	1,915

Interest paid (net of capitalized interest)	$19,169	$18,017

Cash paid for taxes	$—	$—
Noncash investing and financing activities
Capital expenditures in trade accounts payable (period-end accruals)	$13,765	$23,389
Right-of-use assets relating to ASC Topic 842	—	5,448

(1)	A reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets follow:

	March 31,
	2020	2019
	(In thousands)
Cash and cash equivalents	$73,324	$15,088
Restricted cash	4,057	—

Total cash, cash equivalents and restricted cash	$77,381	$15,088

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EX 99.4-6

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION, BUSINESS OPERATIONS AND PRESENTATION AND CONSOLIDATION
Organization.
SMLP, a Delaware limited partnership, was formed in May 2012 and began operations in October 2012. SMLP is a value-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. Our business activities are conducted through various operating subsidiaries, each of which is owned or controlled by our wholly owned subsidiary holding company, Summit Holdings, a Delaware limited liability company. References to the “Partnership,” “we,” or “our” refer collectively to SMLP and its subsidiaries.
As described further in Note 17, the Partnership closed on its Purchase Agreement (the “Purchase Agreement”) with affiliates of Energy Capital Partners II, LLC, a Delaware limited liability company (“ECP”) on May 28, 2020 to acquire all the outstanding limited liability company interests of Summit Midstream Partners, LLC a Delaware limited liability company (“Summit Investments”). We refer to the transactions contemplated by the Purchase Agreement as the (“GP
Buy-In
Transaction”). As a result of the GP
Buy-In
Transaction, the Partnership now indirectly owns its own general partner, Summit Midstream Partners GP, LLC (the “General Partner”), an entity controlled by Summit Investments.
Under GAAP, the GP
Buy-In
Transaction was deemed a transaction among entities under common control with a change in reporting entity. Although SMLP is the surviving entity for legal purposes, Summit Investments is the surviving entity for accounting purposes; therefore, the historical financial results included herein prior to the GP
Buy-In
Transaction are those of Summit Investments. Prior to the GP
Buy-In
Transaction, Summit Investments controlled SMLP and SMLP’s financial statements were consolidated into Summit Investments.
Business Operations.
We provide natural gas gathering, compression, treating and processing services as well as crude oil and produced water gathering services pursuant to primarily long-term, fee-based
agreements with our customers. Our results are primarily driven by the volumes of natural gas that we gather, compress, treat and/or process as well as by the volumes of crude oil and produced water that we gather. We are the owner-operator of, or have significant ownership interests in, the following gathering and transportation systems:

•	Summit Utica, a natural gas gathering system operating in the Appalachian Basin, which includes the Utica and Point Pleasant shale formations in southeastern Ohio;

•
Ohio Gathering, a natural gas gathering system and a condensate stabilization facility operating in the Appalachian Basin, which includes the Utica and Point Pleasant shale formations in southeastern Ohio;

•
Polar and Divide, a crude oil and produced water gathering system and transmission pipeline operating in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota;

•	Bison Midstream, an associated natural gas gathering system operating in the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota;

•
Niobrara G&P, an associated natural gas gathering and processing system operating in the DJ Basin, which includes the Niobrara and Codell shale formations in northeastern Colorado and southeastern Wyoming;

•	Summit Permian, an associated natural gas gathering and processing system operating in the northern Delaware Basin, which includes the Wolfcamp and Bone Spring formations, in southeastern New Mexico;

•
Double E, a 1.35 Bcf/d natural gas transmission pipeline that is under development and will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas;

•	Grand River, a natural gas gathering and processing system operating in the Piceance Basin, which includes the Mesaverde formation and the Mancos and Niobrara shale formations in western Colorado;

EX 99.4-7

•	DFW Midstream, a natural gas gathering system operating in the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and

•	Mountaineer Midstream, a natural gas gathering system operating in the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia.
Other than our investments in Double E and Ohio Gathering, all of our business activities are conducted through wholly owned operating subsidiaries.
Presentation and Consolidation.
We prepare our unaudited condensed consolidated financial statements in accordance with GAAP as established by the FASB. We make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates, including fair value measurements, the reported amounts of revenues and expenses and the disclosure of commitments and contingencies. Further, these estimates and other factors, including those outside of our control, such as the impact of lower commodity prices, may have a significant negative impact to our business, financial condition, results of operations and cash flows. Although management believes these estimates are reasonable, actual results could differ from its estimates.
These unaudited condensed consolidated financial statements have been prepared pursuant to the rules and the regulations of the SEC. Certain information and note disclosures normally included in the annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations. We believe that the disclosures made are adequate to make the information not misleading. In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments which are necessary to fairly present the unaudited condensed consolidated balance sheet as of March 31, 2020, the unaudited condensed consolidated statements of operations and statements of partners’ capital for the three months ended March 31, 2020 and 2019 and the unaudited condensed consolidated statements of cash flows for the three months ended March 31, 2020 and 2019. The balance sheet at December 31, 2019 included herein was derived from our audited financial statements, but does not include all disclosures required by GAAP. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto that are included in our annual report on Form
10-K
for the year ended December 31, 2019, as filed with the SEC on March 9, 2020 (the “2019 Annual Report”) in addition to the exhibits contained within this Form
8-K.
The results of operations for an interim period are not necessarily indicative of results expected for a full year.
Risks and Uncertainties.
We are closely monitoring the impact of the outbreak of
COVID-19
on all aspects of our business, including how it will impact our customers, employees, supply chain and distribution network. While
COVID-19
did not have a material adverse effect on our reported results for the first quarter of 2020, only one month of the quarter was affected by
COVID-19
and if the current conditions continue, subsequent quarters may reflect these conditions for a full quarter. We are unable to predict the ultimate impact that
COVID-19
may have on our business, future results of operations, financial position or cash flows.
The full extent to which our operations may be impacted by the
COVID-19
pandemic will depend largely on future developments, which are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of the outbreak and actions by government authorities to contain the outbreak or treat its impact. Furthermore, the impacts of a potential worsening of global economic conditions and the continued disruptions to and volatility in the financial markets remain unknown.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Except for the changes below, there have been no changes to our significant accounting policies since December 31, 2019.
Recent Accounting Pronouncements.
Accounting standard setters frequently issue new or revised accounting rules. We review new pronouncements to determine the impact, if any, on our financial statements. Accounting standards that have or could possibly have a material effect on our financial statements are discussed below.

EX 99.4-8

Recently Adopted Accounting Pronouncements
. We have recently adopted the following accounting pronouncement:

•
ASU
No. 2018-13
Fair Value Measurement (“ASU
2018-13”).
ASU
2018-13
updates the disclosure requirements on fair value measurements including new disclosures for the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. ASU
2018-13
modifies existing disclosures including clarifying the measurement uncertainty disclosure. ASU
2018-13
removes certain existing disclosure requirements including the amount and reasons for transfers between Level 1 and Level 2 fair value measurements and the policy for the timing of transfer between levels. The adoption of ASU
2018-13
on January 1, 2020 did not have a material impact on our unaudited condensed consolidated financial statement disclosures.

•
ASU
No. 2016-13
Financial Instruments – Credit Losses (“ASU
2016-13”).
ASU
2016-13
requires the use of a current expected loss model for financial assets measured at amortized cost and certain off-balance
sheet credit exposures. Under this model, entities will be required to estimate the lifetime expected credit losses on such instruments based on historical experience, current conditions, and reasonable and supportable forecasts. This amended guidance also expands the disclosure requirements to enable users of financial statements to understand an entity’s assumptions, models and methods for estimating expected credit losses. The changes are effective for annual and interim periods beginning after December 15, 2019, and amendments should be applied using a modified retrospective approach. The adoption of ASU
2016-13
on January 1, 2020 did not have a material impact on our unaudited condensed consolidated financial statements or disclosures.

Accounting Pronouncements Pending Adoption
. We have not yet adopted the following accounting pronouncement as of March 31, 2020:

•
ASU
No. 2020-04
Reference Rate Reform (“ASU
2020-04”).
ASU
2020-04
provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform on financial reporting. The amendments in ASU
2020-04
are effective as of March 12, 2020 through December 31, 2022. We are currently evaluating the provisions of ASU
2020-04
to determine its impact on our unaudited condensed consolidated financial statements and disclosures.

3. REVENUE
The majority of our revenue is derived from long-term,
fee-based
contracts with our customers, which include original terms of up to 25 years. We recognize revenue earned from fee-based
gathering, compression, treating and processing services in Gathering services and related fees. We also earn revenue in the Williston Basin and Permian Basin reporting segments from the sale of physical natural gas purchased from our customers under certain percent-of-proceeds
arrangements. Under ASC Topic 606, these gathering contracts are presented net within Cost of natural gas and NGLs. We sell natural gas that we retain from certain customers in the Barnett Shale reporting segment to offset the power expenses of the electric-driven compression on the DFW Midstream system. We also sell condensate and NGLs retained from certain of our gathering services in the Piceance Basin and Permian Basin reporting segments. Revenues from the sale of natural gas and condensate are recognized in Natural gas, NGLs and condensate sales; the associated expense is included in Operation and maintenance expense. Certain customers reimburse us for costs we incur on their behalf. We record costs incurred and reimbursed by our customers on a gross basis, with the revenue component recognized in Other revenues.
The transaction price in our contracts is primarily based on the volume of natural gas, crude oil or produced water transferred by our gathering systems to the customer’s agreed upon delivery point multiplied by the contractual rate. For contracts that include MVCs, variable consideration up to the MVC will be included in the transaction price. For contracts that do not include MVCs, we do not estimate variable consideration because the performance obligations are completed and settled on a daily basis. For contracts containing noncash consideration such as fuel received in-kind,
we measure the transaction price at the point of sale when the volume, mix and market price of the commodities are known.
We have contracts with MVCs that are variable and constrained. Contracts with greater than monthly MVCs are reviewed on a quarterly basis and adjustments to those estimates are made during each respective reporting period, if necessary.

EX 99.4-9

The transaction price is allocated if the contract contains more than one performance obligation such as contracts that include MVCs. The transaction price allocated is based on the MVC for the applicable measurement period.
Performance obligations.
The majority of our contracts have a single performance obligation which is either to provide gathering services (an integrated service) or sell natural gas, NGLs and condensate, which are both satisfied when the related natural gas, crude oil and produced water are received and transferred to an agreed upon delivery point. We also have certain contracts with multiple performance obligations. They include an option for the customer to acquire additional services such as contracts containing MVCs. These performance obligations would also be satisfied when the related natural gas, crude oil and produced water are received and transferred to an agreed upon delivery point. In these instances, we allocate the contract’s transaction price to each performance obligation using our best estimate of the standalone selling price of each service in the contract.
Performance obligations for gathering services are generally satisfied over time. We utilize either an output method (i.e., measure of progress) for guaranteed, stand-ready service contracts or an asset/system delivery time estimate for non-guaranteed,
as-available
service contracts.
Performance obligations for the sale of natural gas, NGLs and condensate are satisfied at a point in time. There are no significant judgments for these transactions because the customer obtains control based on an agreed upon delivery point.
Certain of our gathering and/or processing agreements provide for monthly or annual MVCs. Under these MVCs, our customers agree to ship and/or process a minimum volume of production on our gathering systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A customer must make a shortfall payment to us at the end of the contracted measurement period if its actual throughput volumes are less than its contractual MVC for that period. Certain customers are entitled to utilize shortfall payments to offset gathering fees in one or more subsequent contracted measurement periods to the extent that such customer’s throughput volumes in a subsequent contracted measurement period exceed its MVC for that contracted measurement period.
We recognize customer obligations under their MVCs as revenue and contract assets when (i) we consider it remote that the customer will utilize shortfall payments to offset gathering or processing fees in excess of its MVCs in subsequent periods; (ii) the customer incurs a shortfall in a contract with no banking mechanism or claw back provision; (iii) the customer’s banking mechanism has expired; or (iv) it is remote that the customer will use its unexercised right.
Our services are typically billed on a monthly basis and we do not offer extended payment terms. We do not have contracts with financing components.
The following table presents estimated revenue expected to be recognized during the remainder of 2020 and over the remaining contract period related to performance obligations that are unsatisfied and are comprised of estimated MVC shortfall payments.
We applied the practical expedient in paragraph
606-10-50-14
of ASC Topic 606 for certain arrangements that we consider optional purchases (i.e., there is no enforceable obligation for the customer to make purchases) and those amounts are therefore excluded from the table.

	2020	2021	2022	2023	2024	Thereafter
	(In thousands)
Gathering services and related fees	$86,916	$102,127	$84,736	$66,693	$50,608	$58,672

EX 99.4-10

Revenue by Category.
In the following table, revenue is disaggregated by geographic area and major products and services. Ohio Gathering is excluded from the tables below due to equity method accounting. For more detailed information about reportable segments, see Note 4.

	Reportable Segments
	Three months ended March 31, 2020
	Utica Shale	Williston Basin	DJ Basin	Permian Basin	Piceance Basin	Barnett Shale	Marcellus Shale	Total reportable segments	All other segments	Total
	(In thousands)
Major products / services lines
Gathering services and related fees	$6,962	$23,797	$6,855	$2,311	$27,189	$10,443	$6,235	$83,792	$—	$83,792
Natural gas, NGLs and condensate sales	—	4,324	70	4,512	1,003	3,871	—	13,780	—	13,780
Other revenues	—	3,142	1,034	187	1,065	1,260	—	6,688	643	7,331

Total	$6,962	$31,263	$7,959	$7,010	$29,257	$15,574	$6,235	$104,260	$643	$104,903

	Reportable Segments
	Three months ended March 31, 2019
	Utica Shale	Williston Basin	DJ Basin	Permian Basin	Piceance Basin	Barnett Shale	Marcellus Shale	Total reportable segments	All other segments	Total
	(In thousands)
Major products / services lines
Gathering services and related fees	$7,495	$25,706	$3,724	$366	$31,840	$13,025	$6,197	$88,353	$(1,389)	$86,964
Natural gas, NGLs and condensate sales	—	5,585	85	4,221	2,302	604	—	12,797	25,131	37,928
Other revenues	—	2,908	1,007	32	1,138	1,656	—	6,741	(225)	6,516

Total	$7,495	$34,199	$4,816	$4,619	$35,280	$15,285	$6,197	$107,891	$23,517	$131,408
Contract balances.
Contract assets relate to our rights to consideration for work completed but not billed at the reporting date and consist of the estimated MVC shortfall payments expected from our customers and unbilled activity associated with contributions in aid of construction. Contract assets are transferred to trade receivables when the rights become unconditional. The following table provides information about contract assets from contracts with customers:

	March 31, 2020	December 31, 2019
	(In thousands)
Contract assets, beginning of period	$3,902	$8,755
Additions	13,877	18,077
Transfers out	(425)	(22,930)

Contract assets, end of period	$17,354	$3,902
As of March 31, 2020, receivables with customers totaled $58.0 million and contract assets totaled $17.4 million which were included in the Accounts receivable caption on the unaudited condensed consolidated balance sheet.
As of December 31, 2019, receivables with customers totaled $90.4 million and contract assets totaled $3.9 million which were included in the Accounts receivable caption on the unaudited condensed consolidated balance sheet.
Contract liabilities (deferred revenue) relate to the advance consideration received from customers primarily for contributions in aid of construction. We recognize contract liabilities under these arrangements in revenue over the contract period. For the three months ended March 31, 2020 and 2019, we recognized $2.4 million and $2.7 million of gathering services and related fees which were included in the contract liability balance as of the beginning of the period. See Note 8 for additional details.

EX 99.4-11

4. SEGMENT INFORMATION
As of March 31, 2020, our reportable segments are:

•	the Utica Shale, which is served by Summit Utica;

•	Ohio Gathering, which includes our ownership interest in OGC and OCC;

•	the Williston Basin, which is served by Polar and Divide and Bison Midstream;

•	the DJ Basin, which is served by Niobrara G&P;

•	the Permian Basin, which is served by Summit Permian;

•	the Piceance Basin, which is served by Grand River;

•	the Barnett Shale, which is served by DFW Midstream; and

•	the Marcellus Shale, which is served by Mountaineer Midstream.
Until March 22, 2019, we owned Tioga Midstream, a crude oil, produced water and associated natural gas gathering system operating in the Williston Basin. Until December 1, 2019, we owned certain assets in the Red Rock Gathering system operating in the Piceance Basin. Refer to Note 16 to the unaudited condensed consolidated financial statements for details on the sale of Tioga Midstream and on the sale of certain assets in the Red Rock Gathering system.
Each of our reportable segments provides midstream services in a specific geographic area. Our reportable segments reflect the way in which we internally report the financial information used to make decisions and allocate resources in connection with our operations.
The Ohio Gathering reportable segment includes our investment in Ohio Gathering. Income or loss from equity method investees, as reflected on the unaudited condensed consolidated statements of operations, relates to Ohio Gathering and is recognized and disclosed on a one-month
lag (see Note 7).
For the three months ended March 31, 2020, other than the investment activity described in Note 7, Double E did not have any results of operations given that the Double E Project is currently under development. The Double E Project is expected to be operational in the third quarter of 2021.
Corporate and Other represents those results that are: (i) not specifically attributable to a reportable segment; (ii) not individually reportable (such as Double E); or (iii) that have not been allocated to our reportable segments for the purpose of evaluating their performance, including certain general and administrative expense items, certain natural gas and crude oil marketing services, construction management fees related to the Double E Project and transaction costs.
Assets by reportable segment follow.

	March 31, 2020	December 31, 2019
	(In thousands)
Assets (1):
Utica Shale	$205,341	$206,368
Ohio Gathering	271,268	275,000
Williston Basin	452,684	452,152
DJ Basin	200,473	205,308
Permian Basin	184,043	185,708
Piceance Basin	622,403	631,140
Barnett Shale	345,248	350,638
Marcellus Shale	184,279	184,631

Total reportable segment assets	2,465,739	2,490,945
Corporate and Other	160,558	83,153

Total assets	$2,626,297	$2,574,098

(1)
At March 31, 2020, Corporate and Other included $92.3 million relating to our investment in Double E (included in the Investment in equity method investees caption of the unaudited condensed consolidated balance sheet). At December 31, 2019, Corporate and Other included $34.7 million relating to our investment in Double E.

EX 99.4-12

Revenues by reportable segment follow.

	Three months ended March 31,
	2020	2019
	(In thousands)
Revenues (1):
Utica Shale	$6,962	$7,495
Williston Basin	31,263	34,199
DJ Basin	7,959	4,816
Permian Basin	7,010	4,619
Piceance Basin	29,257	35,280
Barnett Shale	15,574	15,285
Marcellus Shale	6,235	6,197

Total reportable segments revenue	104,260	107,891
Corporate and Other	643	26,838
Eliminations	—	(3,321)

Total revenues	$104,903	$131,408

(1)	Excludes revenues earned by Ohio Gathering due to equity method accounting.
Counterparties accounting for more than 10% of total revenues were as follows:

	Three months ended March 31,
	2020	2019
Percentage of total revenues (1):
Counterparty A - Piceance Basin	11%	*

(1)	Excludes revenues earned by Ohio Gathering due to equity method accounting.
*	Less than 10%
Depreciation and amortization, including the amortization expense associated with our favorable gas gathering contracts as reported in Other revenues, by reportable segment follows.

	Three months ended March 31,
	2020	2019
	(In thousands)
Depreciation and amortization (1):
Utica Shale	$1,927	$1,908
Williston Basin	6,495	5,436
DJ Basin	1,527	799
Permian Basin	1,345	1,072
Piceance Basin	11,298	11,791
Barnett Shale (2)	4,032	4,330
Marcellus Shale	2,300	2,283

Total reportable segment depreciation and amortization	28,924	27,619
Corporate and Other	976	534

Total depreciation and amortization	$29,900	$28,153

(1)	Excludes depreciation and amortization recognized by Ohio Gathering due to equity method accounting.
(2)	Includes the amortization expense associated with our favorable gas gathering contracts as reported in Other revenues.

EX 99.4-13

Cash paid for capital expenditures by reportable segment follow.

	Three months ended March 31,
	2020	2019
	(In thousands)
Cash paid for capital expenditures (1):
Utica Shale	$909	$101
Williston Basin	4,943	8,023
DJ Basin	6,298	28,356
Permian Basin	3,281	7,057
Piceance Basin	346	1,226
Barnett Shale (2)	657	(118)
Marcellus Shale	422	102

Total reportable segment capital expenditures	16,856	44,747
Corporate and Other	1,727	16,101

Total cash paid for capital expenditures	$18,583	$60,848

(1)	Excludes cash paid for capital expenditures by Ohio Gathering due to equity method accounting.
(2)	For the three months ended March 31, 2019, the amount includes sales tax reimbursements of $1.1 million.
During the three months ended March 31, 2019, Corporate and Other included cash paid of $0.3 million for corporate purposes; the remainder represents capital expenditures relating to the Double E Project.
We assess the performance of our reportable segments based on segment adjusted EBITDA. We define segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments, (viii) other noncash expenses or losses, less other noncash income or gains and (ix) restructuring expenses. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items, and amortization for deferred contract costs; and (ii) our ownership interest in Ohio Gathering during the respective period.
For the purpose of evaluating segment performance, we exclude the effect of Corporate and Other revenues and expenses, such as certain general and administrative expenses (including compensation-related expenses and professional services fees), certain natural gas and crude oil marketing services, transaction costs, interest expense and income tax expense or benefit from segment adjusted EBITDA.
Segment adjusted EBITDA by reportable segment follows.

	Three months ended March 31,
	2020	2019
	(In thousands)
Reportable segment adjusted EBITDA
Utica Shale	$5,928	$6,193
Ohio Gathering	7,939	9,210
Williston Basin	16,192	18,734
DJ Basin	5,911	2,673
Permian Basin	1,581	(550)
Piceance Basin	23,557	25,999
Barnett Shale	8,760	11,374
Marcellus Shale	5,320	5,142

Total of reportable segments’ measures of profit	$75,188	$78,775

EX 99.4-14

A reconciliation of income or loss before income taxes and income or loss from equity method investees to total of reportable segments’ measures of profit or loss follows.

	Three months ended March 31,
	2020	2019
	(In thousands)
Reconciliation of income (loss) before income taxes and income (loss) from equity method investees to total of reportable segments’ measures of profit:
Income (loss) before income taxes and income (loss) from equity method investees	$438	$(39,582)
Add:
Corporate and Other expense	12,077	16,650
Interest expense	23,828	22,742
Depreciation and amortization	29,900	28,153
Proportional adjusted EBITDA for equity method investees	7,939	9,210
Adjustments related to MVC shortfall payments	(5,442)	(4,199)
Adjustments related to capital reimbursement activity	(211)	(715)
Unit-based and noncash compensation	2,723	2,526
Loss (gain) on asset sales, net	115	(961)
Long-lived asset impairment	3,821	44,951

Total of reportable segments’ measures of profit	$75,188	$78,775

Adjustments related to MVC shortfall payments recognize the earnings from MVC shortfall payments ratably over the term of the associated MVC (see Note 3). Contributions in aid of construction are recognized over the remaining term of the respective contract. We include adjustments related to capital reimbursement activity in our calculation of segment adjusted EBITDA to account for revenue recognized from contributions in aid of construction.
Adjustments related to MVC shortfall payments by reportable segment follow.

	Three months ended March 31, 2020
	Williston Basin	Piceance Basin	Barnett Shale	Total
	(In thousands)
Adjustments related to expected MVC shortfall payments:	$(5,665)	$223	$—	$(5,442)

	Three months ended March 31, 2019
	Williston Basin	Piceance Basin	Barnett Shale	Total
	(In thousands)
Adjustments related to expected MVC shortfall payments:	$(5,549)	$(103)	$1,453	$(4,199)
5. PROPERTY, PLANT AND EQUIPMENT, NET
Details on property, plant and equipment follow.

	March 31, 2020	December 31, 2019
	(In thousands)
Gathering and processing systems and related equipment	$2,193,225	$2,182,950
Construction in progress	73,040	78,716
Land and line fill	10,440	10,137
Other	59,014	54,595

Total	2,335,719	2,326,398
Less accumulated depreciation	465,636	443,909

Property, plant and equipment, net	$1,870,083	$1,882,489

EX 99.4-15

In March 2020, in connection with the cancellation of a compressor station project in the DJ Basin due to delays in customer drilling plans, we recorded an impairment charge of $3.6 million for the related soft project costs.
In March 2019, certain events occurred which indicated that certain long-lived assets in the DJ Basin and Barnett Shale reporting segments could be impaired. Consequently, in the first quarter of 2019, we performed a recoverability assessment of certain assets within these reporting segments.
Also in March 2019, in the DJ Basin we determined that certain processing plant assets related to our existing 20 MMcf/d plant would no longer be utilized due to our expansion plans for the Niobrara G&P system. Based on the results of the recoverability assessment and the conclusion that the carrying value was not fully recoverable, we recorded an impairment charge of $34.7 million related to these assets in the first quarter of 2019.
In March 2019, in the Barnett Shale we determined that certain compressor station assets would be shut down and decommissioned. As a result, we recorded an impairment charge of $9.7 million related to these assets in the first quarter of 2019. See Note 6 for additional details.
Depreciation expense and capitalized interest follow.

	Three months ended March 31,
	2020	2019
	(In thousands)
Depreciation expense	$21,698	$19,820
Capitalized interest	491	1,915
6. AMORTIZING INTANGIBLE ASSETS
Details regarding our intangible assets, all of which are subject to amortization, follow:

	March 31, 2020
	Gross carrying amount	Accumulated amortization	Net
	(In thousands)
Favorable gas gathering contracts	$24,195	$(15,359)	$8,836
Contract intangibles	278,448	(175,973)	102,475
Rights-of-way	157,175	(44,410)	112,765

Total intangible assets	$459,818	$(235,742)	$224,076

	December 31, 2019
	Gross carrying amount	Accumulated amortization	Net
	(In thousands)
Favorable gas gathering contracts	$24,195	$(15,125)	$9,070
Contract intangibles	278,448	(169,549)	108,899
Rights-of-way	157,175	(42,866)	114,309

Total intangible assets	$459,818	$(227,540)	$232,278

In March 2019, certain events occurred which indicated that certain long-lived assets relating to the Barnett Shale reporting segment could be impaired (see Note 5). In connection with this evaluation, we evaluated the related intangible assets associated therewith for impairment consisting of rights-of-way
intangible assets. We concluded the
rights-of-way
intangible assets were also impaired and, as a result, we recorded an impairment charge of $0.5 million in the first quarter of 2019.
We recognized amortization expense in Other revenues as follows:

	Three months ended March 31,
	2020	2019
	(In thousands)
Amortization expense – favorable gas gathering contracts	$(234)	$(389)
We recognized amortization expense in costs and expenses as follows:

	Three months ended March 31,
	2020	2019
	(In thousands)
Amortization expense – contract intangibles	$6,424	$6,397
Amortization expense – rights-of-way	1,544	1,547

EX 99.4-16

The estimated aggregate annual amortization expected to be recognized for the remainder of 2020 and each of the four succeeding fiscal years follows.

Intangible assets
(In thousands)
2020	$23,926
2021	28,209
2022	25,142
2023	25,088
2024	14,917
7. EQUITY METHOD INVESTMENTS
Double E
In June 2019, we formed Double E in connection with the Double E Project. Effective June 26, 2019, Summit Permian Transmission, a wholly owned and consolidated subsidiary of the Partnership, and an affiliate of Double E’s foundation shipper (the “JV Partner”) executed an agreement whereby Double E will provide natural gas transportation services from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas (the “Double E Agreement”). Concurrent with the Double E Agreement, we issued a parental guaranty to fund any capital calls not satisfied by Summit Permian Transmission during the construction of the Double E Project, for an amount not to exceed $350.0 million. The Partnership has guaranteed, among other things, payment of our pro rata share of the required capital calls during construction of the Double E Project and, as of March 31, 2020, we estimate that our pro rata share of our remaining capital contributions is approximately $251 million. In connection with the Double E Agreement and the related Double E Project, the Partnership contributed total assets of approximately $23.6 million in exchange for a 70% ownership interest in Double E and our JV Partner contributed $7.3 million of cash in exchange for a 30% ownership interest in Double E. Concurrent with these contributions, and in accordance with the Double E Agreement, Double E distributed $7.3 million to the Partnership. Subsequent to the formation of Double E, we made additional cash investments of $18.3 million through December 31, 2019.
During the three months ended March 31, 2020, we made cash investments of $58.0 million in the Double E Project. Upon completion of the Double E Project, we expect to own at least a 50% interest in the Double E Project. We are leading the development, permitting and construction of the Double E Project and expect to operate the pipeline upon commissioning. At our current 70% interest, we estimate that our total share of the capital expenditures required to develop the Double E Project will total approximately $350.0 million.
Double E is deemed to be a variable interest entity as defined in GAAP. As of the date of the Double E Agreement, Summit Permian Transmission was not deemed to be the primary beneficiary due to the JV Partner’s voting rights on significant matters. We account for our ownership interest in Double E as an equity method investment because we have significant influence over Double E. Our portion of Double E’s net assets, which was $92.3 million at March 31, 2020, is reported under the caption Investment in equity method investees on the unaudited condensed consolidated balance sheet.
For the three months ended March 31, 2020, other than the investment activity noted above, Double E did not have any results of operations given that the Double E Project is currently under development.
Ohio Gathering
Ohio Gathering owns and operates midstream infrastructure consisting of a liquids-rich natural gas gathering system, a dry natural gas gathering system and a condensate stabilization facility in the Utica Shale in southeastern Ohio. Ohio Gathering provides gathering services pursuant to primarily long-term, fee-based
gathering agreements, which include acreage dedications.

EX 99.4-17

As of March 31, 2020 and December 31, 2019, our ownership interest in Ohio Gathering was 38.5%.
A reconciliation of our 38.5% ownership interest in Ohio Gathering to our investment per Ohio Gathering’s books and records follows (in thousands).

Investment in Ohio Gathering, March 31, 2020	$271,268
March cash distributions	1,875
Basis difference	223,151

Investment in Ohio Gathering February 29, 2020	$496,294

As noted in our 2019 Annual Report, in December 2019 an impairment loss of long-lived assets was recognized by OCC which brought our investment in OCC to zero. As a result, we have not recorded our portion of OCC’s net loss for the three months ended March 31, 2020 in the Income (loss) from equity method investees caption of our unaudited condensed consolidated statements of operations.
Summarized statements of operations information for OGC
and
OCC follow (amounts represent 100% of investee financial information).

	Three months ended February 29, 2020		Three months ended February 28, 2019
	OGC	OCC	OGC	OCC
	(In thousands)
Total revenues	$30,068	$2,727	$33,466	$2,266
Total operating expenses	25,750	30,855	25,487	2,973
Net income (loss)	4,311	(28,128)	7,972	(707)
8. DEFERRED REVENUE
A rollforward of current deferred revenue follows.

	Utica Shale	Williston Basin	DJ Basin	Piceance Basin	Barnett Shale	Marcellus Shale	Total current
	(In thousands)
Current deferred revenue, January 1, 2020	$18	$1,933	$2,860	$7,014	$1,630	$38	$13,493
Additions	2	483	2,123	1,547	396	9	4,560
Less revenue recognized	5	483	1,285	1,544	409	9	3,735

Current deferred revenue, March 31, 2020	$15	$1,933	$3,698	$7,017	$1,617	$38	$14,318

A rollforward of noncurrent deferred revenue follows.

	Utica Shale	Williston Basin	DJ Basin	Piceance Basin	Barnett Shale	Marcellus Shale	Total noncurrent
	(In thousands)
Noncurrent deferred revenue, January 1, 2020	$3	$3,634	$7,589	$17,710	$9,575	$198	$38,709
Additions	425	3,522	3,263	1,304	382	—	8,896
Less reclassification to current deferred revenue	2	483	2,123	1,547	396	9	4,560

Noncurrent deferred revenue, March 31, 2020	$426	$6,673	$8,729	$17,467	$9,561	$189	$43,045

EX 99.4-18

9. DEBT
Debt consisted of the following:

	March 31, 2020	December 31, 2019
	(In thousands)
Summit Holdings’ variable rate senior secured Revolving Credit Facility (3.74% at March 31, 2020 and 4.55% at December 31, 2019) due May 2022	$698,000	$677,000
Summit Holdings’ 5.5% senior unsecured notes due August 2022	300,000	300,000
Less unamortized debt issuance costs (1)	(1,521)	(1,686)
Summit Holdings’ 5.75% senior unsecured notes due April 2025	500,000	500,000
Less unamortized debt issuance costs (1)	(4,763)	(5,015)
SMP Holdings’ variable rate senior secured term loan (7.00% at March 31, 2020 and 7.80% at December 31, 2019) due May 2022	160,750	161,500
Less unamortized debt issuance costs (1)	(3,601)	(3,974)

Total debt	1,648,865	1,627,825
Less current portion	7,800	5,546

Total long-term debt	$1,641,065	$1,622,279

(1)	Issuance costs are being amortized over the life of the Term Loan B and Senior Notes.
Revolving Credit Facility.
Summit Holdings has a senior secured revolving credit facility which allows for revolving loans, letters of credit and swingline loans. The Revolving Credit Facility has a $1.25 billion borrowing capacity, matures in May 2022, and includes a $250.0 million accordion feature. As of March 31, 2020, SMLP and the Guarantor Subsidiaries fully and unconditionally and jointly and severally guarantee, and pledge substantially all of their assets in support of, the indebtedness outstanding under the Revolving Credit Facility.
Borrowings under the Revolving Credit Facility bear interest, at the election of Summit Holdings, at a rate based on the alternate base rate (as defined in the credit agreement) plus an applicable margin ranging from 0.75% to 1.75% or the adjusted Eurodollar rate, as defined in the credit agreement, plus an applicable margin ranging from 1.75% to 2.75%, with the commitment fee ranging from 0.30% to 0.50% in each case based on our relative leverage at the time of determination. At March 31, 2020, the applicable margin under LIBOR borrowings was 2.75%, the interest rate was 3.74% and the unused portion of the Revolving Credit Facility totaled $542.9 million, subject to a commitment fee of 0.50%, after giving effect to the issuance thereunder of a $9.1 million outstanding but undrawn irrevocable standby letter of credit. Based on covenant limits, our available borrowing capacity under the Revolving Credit Facility as of March 31, 2020 was approximately $120 million. See Note 15 for additional information on our letter of credit.
As of March 31, 2020, we had $5.5 million of debt issuance costs attributable to our Revolving Credit Facility and related amendments which are included in Other noncurrent assets on the unaudited condensed consolidated balance sheet.
As of and during the three months ended March 31, 2020, we were in compliance with the Revolving Credit Facility’s financial covenants. There were no defaults or events of default during the three months ended March 31, 2020.
Senior Notes.
In July 2014, Summit Holdings and its 100% owned finance subsidiary, Finance Corp. (together with Summit Holdings, the
“Co-Issuers”)
co-issued
$300.0 million of 5.5% senior unsecured notes maturing August 15, 2022 (the “5.5% Senior Notes” and, together with the 5.75% Senior Notes (defined below), the “Senior Notes”) as described in the 2019 Annual Report.
In February 2017, the
Co-Issuers
completed a public offering of $500.0 million of 5.75% senior unsecured notes (the “5.75% Senior Notes”) maturing April 15, 2025 as described in the 2019 Annual Report.
The Guarantor Subsidiaries are 100% owned by a subsidiary of SMLP. The Guarantor Subsidiaries and SMLP fully and unconditionally and jointly and severally guarantee the Senior Notes. There are no significant restrictions on the ability of SMLP or Summit Holdings to obtain funds from its subsidiaries by dividend or loan. Finance Corp. has had no assets or operations since inception in 2013. We have no other independent assets or operations. At no time have the Senior Notes been guaranteed by the
Co-Issuers.
As of and during the three months ended March 31, 2020, we were in compliance with the covenants governing our Senior Notes. There were no defaults or events of default during the three months ended March 31, 2020.
SMP Holdings Term Loan.
On March 21, 2017, SMP Holdings closed on a $300.0 million senior secured term loan facility, (the “Term Loan B”) with the maturity date of May 15, 2022. Borrowings under the Term Loan B bear interest at LIBOR plus 6.00% or ABR plus 5.00%, as defined in the Term Loan B credit agreement. At March 31, 2020, the applicable margin under LIBOR borrowings was 6.00% and the interest rate was 7.00%.

EX 99.4-19

At March 31, 2020, the Term Loan B is secured by the following collateral): (i) a perfected first-priority lien on, and pledge of (A) all of the capital stock issued by SMP Holdings, (B) 34.6 million SMLP units owned by SMP Holdings (see Note 12), (C) all of the equity interests owned by SMP Holdings in Summit Midstream GP, LLC, which is the general partner of SMLP, and (ii) substantially all other personal property of SMP Holdings.
SMP Holdings is required to repay principal amounts outstanding under the Term Loan B quarterly, based on a fixed amortization schedule and to prepay its debt obligations based on an excess cash flow calculation for the applicable fiscal quarter which is determined in accordance with the terms of the Term Loan B credit agreement. The Company’s current portion of long-term debt, which includes scheduled principal amortization and excess cash flow prepayments, includes $4.8 million with respect to its fourth quarter 2019 and first quarter 2020 required excess cash flow payments which will be paid within the second quarter of 2020. We have not included an estimated excess cash flow amount in the current portion of long-term debt relating to the second, third and fourth quarter of 2020 because the amount is not currently estimable given that the excess cash flow calculation is based on the occurrence of future events.
As of March 31, 2020, the Company was in compliance the Term Loan B’s financial covenants. There were no defaults or events of default during the three months ended March 31, 2020.
10. FINANCIAL INSTRUMENTS
Concentrations of Credit Risk.
Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents, restricted cash and accounts receivable. We maintain our cash and cash equivalents and restricted cash in bank deposit accounts that frequently exceed federally insured limits. We have not experienced any losses in such accounts and do not believe we are exposed to any significant risk.
Accounts receivable primarily comprise amounts due for the gathering, compression, treating and processing services we provide to our customers and also the sale of natural gas liquids resulting from our processing services. This industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic, industry or other conditions. We monitor the creditworthiness of our counterparties and can require letters of credit or other forms of credit assurance for receivables from counterparties that are judged to have substandard credit, unless the credit risk can otherwise be mitigated. Our top five customers or counterparties accounted for 49% of total accounts receivable as of March 31, 2020, compared with 46% as of December 31, 2019.
Fair Value.
The carrying amount of cash and cash equivalents, restricted cash, accounts receivable and trade accounts payable reported on the unaudited condensed consolidated balance sheet approximates fair value due to their short-term maturities.
A summary of the estimated fair value of our debt financial instruments follows.

	March 31, 2020		December 31, 2019
	Carrying value	Estimated fair value (Level 2)	Carrying value	Estimated fair value (Level 2)
	(In thousands)
Summit Holdings 5.5% Senior Notes ($300.0 million principal)	$298,479	$58,875	$298,314	$266,750
Summit Holdings 5.75% Senior Notes ($500.0 million principal)	495,237	53,125	494,985	382,708
The carrying value on the balance sheet of the Revolving Credit Facility and the Term Loan B is its fair value due to its floating interest rate. The fair value for the Senior Notes is based on an average of nonbinding broker quotes as of March 31, 2020 and December 31, 2019. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value of the Senior Notes.

EX 99.4-20

11. PARTNERS’ CAPITAL AND MEZZANINE CAPITAL
As a result of the GP
Buy-In
Transaction, Summit Investments is the surviving entity for accounting purposes; therefore, the historical financial results prior to the GP
Buy-In
Transaction are those of Summit Investments. The number of common units of 45.3 million represents those of Summit Investments..
SMLP General Partner and Incentive Distribution Rights (“IDR”) Exchange.
In March 2019, and prior to the GP Buy-In Transaction, a subsidiary of Summit Investments cancelled its IDR agreement with SMLP and converted its 2% economic general partner interest to a non-economic general partner interest in exchange for 8,750,000 SMLP common units. This exchange is reflected in the Consolidated Statements of Partners’ Capital as a reduction to noncontrolling interest and an increase to Partners’ Capital.
Series A Preferred Units.
 In 2017, we issued 300,000 Series A Preferred Units representing limited partner interests in the Partnership at a price to the public of $1,000 per unit as described in the 2019 Annual Report.
Subsidiary Series A Preferred Units.
 In December 2019, we issued 30,000 Subsidiary Series A Preferred Units representing limited partner interests in Permian Holdco at a price of $1,000 per unit as described in the 2019 Annual Report.
During the three months ended March 31, 2020, we issued an additional 35,000 Subsidiary Series A Preferred Units representing limited partner interests in Permian Holdco at a price of $1,000 per unit. We used the net proceeds of $33.9 million (after deducting underwriting discounts and offering expenses) to fund our share of capital expenses associated with the Double E Project.
The proceeds associated with the issuance of Subsidiary Series A Preferred Units are classified as restricted cash on the accompanying unaudited condensed consolidated balance sheets in accordance with the underlying agreement with TPG Energy Solutions Anthem, L.P. until the related funding is used for the Double E Project.
Cash Distributions Paid and Declared.
Prior to the GP Buy-In Transaction, SMLP
paid the following
per-unit
distributions
during the three months ended March 31 (All
payments represent per-unit distributions based on the SMLP common units outstanding prior to the GP Buy-In Transaction):

	Three months ended March 31,
	2020	2019
Per-unit distributions to unitholders	$0.125	$0.575
With respect to our Subsidiary Series A Preferred Units relating to the first quarter of 2020, we declared a payment-in-kind
(“PIK”) of the quarterly distribution, which resulted in the issuance of 907 Subsidiary Series A Preferred Units. This PIK amount equates to a distribution of $13.9433 per Subsidiary Series A Preferred Unit for the first quarter in 2020, or $70 on an annualized basis. In addition, we issued approximately 38 Subsidiary Series A Preferred Units related to the remaining undrawn commitment (as defined in the underlying agreement with TPG Energy Solutions Anthem, L.P.) as of and for the three months ended March 31, 2020.

EX 99.4-21

12. EARNINGS PER UNIT
The following table details the components of EPU.

	Three months ended March 31,
	2020	2019
	(In thousands, except per-unit amounts)
Numerator for basic and diluted EPU:
Allocation of net income (loss) among limited partner interests:
Net income (loss) attributable to limited partners	$5,643	$(14,710)
Less net income attributable to Series A Preferred Units	7,125	7,125
Less net income attributable to Subsidiary Series A Preferred Units	945	—

Net loss attributable to common limited partners	$(2,427)	$(21,835)

Denominator for basic and diluted EPU:
Weighted-average common units outstanding – basic and diluted (1)	45,319	45,319

Loss per limited partner unit:
Common unit – basic	$(0.05)	$(0.48)
Common unit – diluted	$(0.05)	$(0.48)
Nonvested anti-dilutive phantom units excluded from the calculation of diluted EPU	1,889	34

(1)
As a result of the GP
Buy-In
Transaction, our historical results are those of Summit Investments. The number of common units of 45.3 million represents those of Summit Investments and has been used for the earnings per unit calculations presented herein.

As discussed in Note 9, the Term Loan B is secured by 34.6 million SMLP units owned by SMP Holdings. These common units have not been included in the calculation of EPU because they are not deemed contingently issuable under GAAP.
13. UNIT-BASED AND NONCASH COMPENSATION
SMLP Long-Term Incentive Plan.
The SMLP LTIP provides for equity awards to eligible officers, employees, consultants and directors of our General Partner and its affiliates. Items to note:

•
In March 2020, we granted 3,811,301 phantom units and associated distribution equivalent rights to employees in connection with our annual incentive compensation award cycle. These awards had a grant date fair value of $0.55 and vest ratably over a three-year period.

•	In March 2020, we also issued 549,450 common units to our three independent directors in connection with their annual compensation plan.

•	During the three months ended March 31, 2020, 418,999 phantom units vested.

•	In March 2020, we increased the number of common units authorized under the SMLP LTIP to 15,000,000 common units and extended the term of the SMLP LTIP for 10 years.

•	As of March 31, 2020, approximately 6.9 million common units remained available for future issuance under the SMLP LTIP.
14. RELATED-PARTY TRANSACTIONS
See Note 11 for disclosure of related partners’ capital and mezzanine capital issuances.
15. LEASES, COMMITMENTS AND CONTINGENCIES
Leases.
We account for leases in accordance with ASC Topic 842. We lease and sublease certain office space and equipment under operating leases. We sublease office space for our corporate headquarters in Houston as well as for corporate offices in Dallas, Denver and Atlanta and offices in and around our gathering systems for terms of between three and ten years. We lease and sublease the office space to limit exposure to risks related to ownership, such as fluctuations in real estate prices. In addition, we lease equipment primarily to support our operations in response to the needs of our gathering systems for terms of between three and four years. We also lease vehicles under finance leases to support our operations in response to the needs of our gathering systems for a term of three years. We only lease from reputable companies and our leased assets are not specialized in our industry.

EX 99.4-22

Some of our leases are subject to annual escalations according to the Consumer Price Index (“CPI”). While lease liabilities are not remeasured as a result of changes to the CPI, changes to the CPI are treated as variable lease payments and recognized in the period in which the obligation for those payments was incurred.
We have options to extend the lease and sublease terms of certain office space in Texas, Colorado and West Virginia. The beginning of the noncancelable lease and sublease period for these agreements ranges from 2014 to 2020 and the lease and sublease period ends between 2020 and 2028. These lease and sublease agreements contain between one and three options to renew the lease and sublease for a period of between two and five years. As of March 31, 2020, the exercise of the renewal options for these agreements are not reasonably certain and, as a result, the payments associated with these renewals are not included in the measurement of the lease liability and right-of-use (“ROU”) asset.
We also have options to extend the lease term of certain compression equipment used at the Summit Utica gathering system. The beginning of the noncancelable lease period for these leases is 2017 and the lease period ends in 2020. In April 2020, we renewed the lease period for periods of one to three years. Our future minimum lease payments are approximately $2.3 million.
Our leases do not contain residual value guarantees.
In accordance with the provisions in our Revolving Credit Facility, our aggregate finance lease obligations cannot exceed $50 million in any period of twelve consecutive calendar months during the life of such leases. In accordance with the provisions in our Term Loan B, our aggregate finance lease obligations cannot exceed $5 million.
In March 2019, we entered into an agreement with a third
-
party vendor to construct a transmission line to deliver electric power to the new 60 MMcf/d processing plant in the DJ Basin. The project is expected to cost approximately $7.8 million and we made an up-front
payment of $3.0 million, which is included in the Property, plant and equipment, net caption on the unaudited condensed consolidated balance sheet. During the second quarter of 2019, we exercised an option to increase the capacity of the transmission line for an additional cost of $4.3 million and we issued an irrevocable standby letter of credit payable to the vendor with an initial term of one year totaling $9.1 million, which reflects the expected remaining cost of the project. The letter of credit will automatically renew for successive twelve-month periods following the initial term, subject to certain adjustments. Once construction is complete, the letter of credit will be adjusted to reflect the final construction cost. We determined the contract contained a lease based on the right to use the constructed transmission line to power the processing plant in the DJ Basin. The project is expected to be completed and the commencement date of the ROU asset will be on or before January 2021.
Our significant assumptions or judgments include the determination of whether a contract contains a lease and the discount rate used in our lease liabilities.
The rate implicit in our lease contracts is not readily determinable. In determining the discount rate used in our lease liabilities, we analyzed certain factors in our incremental borrowing rate, including collateral assumptions and the term used. Our incremental borrowing rate on the Revolving Credit Facility was 4.55% at December 31, 2019, which reflects the fixed rate at which we could borrow a similar amount, for a similar term and with similar collateral as in the lease contracts at the commencement date.
ROU assets (included in the Property, plant and equipment, net caption on our unaudited condensed consolidated balance sheet) and lease liabilities (included in the Other current liabilities and Other noncurrent liabilities captions on our unaudited condensed consolidated balance sheet) follow:

EX 99.4-23

	March 31, 2020	December 31, 2019
	(In thousands)
ROU assets
Operating	$4,306	$3,580
Finance	2,649	3,159

	$6,955	$6,739
Lease liabilities, current
Operating	$967	$1,221
Finance	1,023	1,246

	$1,990	$2,467
Lease liabilities, noncurrent
Operating	$3,482	$2,513
Finance	483	676

	$3,965	$3,189
Lease cost and Other information follow:

	Three months ended March 31,
	2020	2019
	(In thousands)
Lease cost
Finance lease cost:
Amortization of ROU assets (included in depreciation and amortization)	$352	$368
Interest on lease liabilities (included in interest expense)	18	23
Operating lease cost (included in general and administrative expense)	772	832

	$1,142	$1,223

	Three months ended March 31,
	2020	2019
	(In thousands)
Other information
Cash paid for amounts included in the measurement of lease liabilities
Operating cash outflows from operating leases	$708	$821
Operating cash outflows from finance leases	18	23
Financing cash outflows from finance leases	417	445
ROU assets obtained in exchange for new operating lease liabilities	1,199	—
ROU assets obtained in exchange for new finance lease liabilities	—	693
Weighted-average remaining lease term (years) - operating leases	6.0	3.5
Weighted-average remaining lease term (years) - finance leases	2.0	2.0
Weighted-average discount rate - operating leases	5%	5%
Weighted-average discount rate - finance leases	4%	4%
We recognize total lease expense incurred or allocated to us in general and administrative expenses. Lease expense related to operating leases, including lease expense incurred on our behalf and allocated to us, was as follows:

	Three months ended March 31,
	2020	2019
	(In thousands)
Lease expense	$953	$990
Future minimum lease payments due under noncancelable leases for the remainder of 2020 and each of the five succeeding fiscal years and thereafter, were as follows:

EX 99.4-24

	March 31, 2020
	(In thousands)
	Operating	Finance
2020	$1,046	$873
2021	1,125	606
2022	883	76
2023	741	—
2024	555	—
2025	464	—
Thereafter	742	—

Total future minimum lease payments	$5,556	$1,555

Future minimum lease payments due under noncancelable leases at December 31, 2019 and each of the five succeeding fiscal years and thereafter, were as follows:

	December 31, 2019
	(In thousands)
	Operating	Finance
2020	$1,705	$1,299
2021	1,004	616
2022	551	76
2023	408	—
2024	240	—
2025	153	—
Thereafter	742	—

Total future minimum lease payments	$4,803	$1,991

Environmental Matters.
Although we believe that we are in material compliance with applicable environmental regulations, the risk of environmental remediation costs and liabilities are inherent in pipeline ownership and operation. Furthermore, we can provide no assurances that significant environmental remediation costs and liabilities will not be incurred by the Partnership in the future. We are currently not aware of any material contingent liabilities that exist with respect to environmental matters, except as noted below.
In 2015, we learned of the rupture of a four-inch produced water gathering pipeline on the Meadowlark Midstream system near Williston, North Dakota. The incident, which was covered by insurance policies, was subject to maximum coverage of $25.0 million from its pollution liability insurance policy and $200.0 million from its property and business interruption insurance policy. The pollution liability policy was exhausted in 2015.
A rollforward of the aggregate accrued environmental remediation liabilities follows.

Total
(In thousands)
Accrued environmental remediation, January 1, 2020	$4,651
Payments made	(17)

Accrued environmental remediation, March 31, 2020	$4,634

As of March 31, 2020, we have recognized (i) a current liability for remediation effort expenditures expected to be incurred within the next 12 months and (ii) a noncurrent liability for estimated remediation expenditures and fines expected to be incurred subsequent to March 31, 2021. Each of these amounts represent our best estimate for costs expected to be incurred. Neither of these amounts has been discounted to its present value.
While we cannot predict the ultimate outcome of this matter with certainty for the Partnership or Meadowlark Midstream, especially as it relates to any material liability as a result of any governmental proceeding related to the incident, we believe at this time that it is unlikely that the Partnership will be subject to any material liability as a result of any governmental proceeding related to the rupture. Prior to the GP
Buy-In
Transaction, Summit Midstream Partners Holdings, LLC, a subsidiary of Summit Investments, had certain indemnity obligations to the Partnership associated with the 2016 sale of Meadowlark Midstream to the Partnership.
Legal Proceedings.
The Partnership is involved in various litigation and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims or those arising in the normal course of business would not individually or in the aggregate have a material adverse effect on the Partnership’s financial position or results of operations.

EX 99.4-25

16. DISPOSITIONS, DROP DOWN TRANSACTIONS AND RESTRUCTURING
Tioga Midstream Disposition.
In February 2019, Tioga Midstream, LLC, a subsidiary of SMLP, and certain affiliates of SMLP (collectively, “Summit”) entered into two Purchase and Sale Agreements (the “Tioga PSAs”) with Hess Infrastructure Partners LP and Hess North Dakota Pipelines LLC (collectively, “Hess Infrastructure”), pursuant to which Summit agreed to sell the Tioga Midstream system to Hess Infrastructure for a combined cash purchase price of $90 million, subject to adjustments as provided in the Tioga PSAs (the “Tioga Midstream Sale”). On March 22, 2019, Summit closed the Tioga Midstream Sale and recorded a gain on sale of $0.9 million based on the difference between the consideration received and the carrying value for Tioga Midstream at closing. The gain is included in the Gain on asset sales, net caption on the unaudited condensed consolidated statement of operations. The financial results of Tioga Midstream (a component of the Williston Basin reportable segment) are included in our unaudited condensed consolidated financial statements and footnotes for the period from January 1, 2019 through March 22, 2019.
Restructuring Activities.
In 2019, our management approved and initiated a plan to restructure our operations resulting in certain management, facility and organizational changes. During the three months ended March 31, 2020, we expensed costs of approximately $2.8 million associated with restructuring activities. These activities consisted primarily of employee-related costs and consulting costs in support of the project. These costs are included within the General and administrative caption on the unaudited condensed consolidated statement of operations.
As of March 31, 2020, the components of our restructuring plan are as follows:

•
Employee-related costs — We reorganized our workforce and eliminated redundant or unneeded positions. In connection with the workforce restructuring, we expect to incur severance, benefits and other employee related costs of approximately $4.1 million over the next nine months following March 31, 2020. During the three months ended March 31, 2020, we expensed approximately $1.9 million primarily related to severance, redundant salaries, certain bonuses and other employee benefits in connection with our plan. As of March 31, 2020, cash payments were made of approximately $2.1 million and we had approximately $2.4 million included in the Other current liabilities caption on the unaudited condensed consolidated balance sheets for these costs, which we expect to pay over the remainder of the year.

•
Consultants — We engaged third-party consulting firms to assist in the evaluation of the Partnership’s cost structure, to help formulate the plan to implement the project, and to provide project management services for certain project initiatives. During the three months ended March 31, 2020, we expensed approximately $0.9 million related to these services. As of March 31, 2020, cash payments of approximately $1.1 million were made and we had approximately $0.4 million included in the Other current liabilities caption on the unaudited condensed consolidated balance sheets for these costs, which we expect to pay over the remainder of the year. We expect to incur an additional $0.2 million related to consulting costs to be incurred over the next nine months following March 31, 2020.

17. SUBSEQUENT EVENTS
We have evaluated subsequent events for recognition or disclosure in the unaudited condensed consolidated financial statements and no events have occurred that require recognition or disclosure, except for the following.
On May 28, 2020, the Partnership closed on the Purchase Agreement and acquired (i) all the outstanding limited liability company interests of Summit Investments, which is the sole member of SMP Holdings, which in turn owns (a) 34,604,581 common units representing limited partner interests in the Partnership (the “Common Units”) pledged as collateral under the Term Loan B, (b) 10,714,285 Common Units not pledged as collateral under the Term Loan B and (c) the right of SMP Holdings to receive the deferred purchase price obligation under the Contribution Agreement by and between the Partnership and SMP Holdings, dated February 25, 2016, as amended, and (ii) 5,915,827 Common Units held by SMLP Holdings, LLC, a Delaware limited liability company and an affiliate of ECP. The total purchase price under the Purchase Agreement was $35 million in cash and warrants to purchase up to 10 million Common Units. Pursuant to the Purchase Agreement, SMP Holdings will continue to retain the liabilities stemming from the release of produced water, from a produced water pipeline operated by Meadowlark Midstream Company, LLC that occurred near Marmon, North Dakota and was reported on January 6, 2015. We refer to the transactions contemplated by the Purchase Agreement as the “GP
Buy-In
Transaction.”

EX 99.4-26

At the closing of the GP
Buy-In
Transaction, Summit Holdings, a Delaware limited liability company and wholly owned subsidiary of the Partnership (the “Borrower”), borrowed an aggregate principal amount of $35 million from certain affiliates of ECP pursuant to two separate term loan agreements that will mature on March 31, 2021 (“Term Loan Credit Agreements”), and upon the terms and subject to the other conditions set forth therein (the “Loans”). The Loans under the Term Loan Credit Agreements will bear interest at a rate of 8.00% per annum, and will generally be (i) guaranteed by the Partnership and each subsidiary of the Borrower that guarantees the obligations under the Borrower’s Revolving Credit Facility, and (ii) secured by a first priority lien on and security interest in all property that secures the obligations under the Revolving Credit Facility.
Upon closing of the GP
Buy-In
Transaction, all directors affiliated with ECP resigned from the Board of Directors. The Board of Directors now consists of a majority of independent directors. Additionally, the Third Amended and Restated Agreement of Limited Partnership of the Partnership was amended and restated, and the Amended and Restated Limited Liability Company Agreement of Partnership’s general partner was amended and restated, to, among other things, provide the holders of common units with voting rights in the election of directors of the Board of Directors on a staggered basis beginning in 2022.
On April 10, 2020, we received a formal notice from the New York Stock Exchange (“NYSE”) indicating noncompliance with the continued listing standard set forth in Rule 802.01C of the NYSE Listed Company Manual because the average closing price of our common units had fallen below $1.00 per unit over a period of 30 consecutive trading days, which is the minimum average unit price for continued listing on the NYSE. We have six months following the receipt of the formal noncompliance notice to cure the deficiency and regain compliance. During this period, our common units will continue trading on the NYSE under our existing ticker symbol, with the addition of a suffix indicating the “below criteria” status of our common units, as “SMLP.BC.” We intend to regain compliance with the NYSE listing standards by pursuing measures which include (i) enhanced capital discipline and operating margins, including a planned 30% reduction in 2020 capital expenditures and ongoing implementation of expense savings initiatives; (ii) debt reduction through capital markets transactions and asset sales; and potentially (iii) consummation of a reverse unit split, subject to approval from our board of directors.

EX 99.4-27